EXHIBIT 5
                        OPINION OF COUNSEL


         [Letterhead of Jones, Waldo, Holbrook & McDonough]



                                                       Salt Lake City

                               August 28, 1996



Gentner Communications Corporation
1825 West Research Way
Salt Lake City, Utah 84119

       Re:  SEC Form S-8 Registration Statement for 1990 Incentive
            Plan

Gentlemen:

       We have examined the Registration Statement on Form S-8 (the "Registration Statement") as it is proposed to be filed by Gentner Communications Corporation (the "Company") with the Securities and Exchange Commission (the "SEC") on or around August 30, 1996. The Registration Statement will register with the SEC up to 800,000 shares of the Company's common stock (the "Shares") for public trading under the Securities Act of 1993, as amended. The Shares are to be issued to directors and key employees of the Company pursuant to its 1990 Incentive Plan (the "Plan"). In preparing this opinion, we have examined the Registration Statement, the Plan, the Company's Articles of Incorporation, and the Company's Bylaws. We have assumed that in each instance the Shares have been or will be issued pursuant to the terms of the Plan.

       Subject to the above qualifications and assumptions, it is our opinion that, when the Shares are sold in accordance with the Registration Statement, the Plan, and any grants thereunder, the Shares will be legally issued, fully paid, and non-assessable. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                               /s/ JONES, WALDO, HOLBROOK & McDONOUGH
                                   ----------------------------------
                                   Jones, Waldo, Holbrook & McDonough